Exhibit 99.1

iBio, Inc. Announces Agreement in Principle for Licensing Large-Scale Vaccine Production Facility Using Green Plant Technology

NEWARK, Del., Feb 26, 2010 (BUSINESS WIRE) -- iBio, Inc. (IBPM) announced today that it has agreed in principle to license its technology, the iBioLaunch(TM) platform, and provide technology transfer services to G-Con, LLC, a private Texas company, and its affiliates, for the development and manufacture of plant-expressed influenza vaccines at a new facility being constructed in Bryan, Texas. The "GreenVax Project" will show proof of concept for a large-scale vaccine production facility using Nicotiana plants grown hydroponically in a contained environment. In contrast to current methods of production, the iBio green plant technology platform holds the promise of shortening vaccine production from months to weeks and allowing rapid response to newly emerging viruses not possible with conventional vaccine technology. Although the Project's initial goal is to produce candidate H1N1 vaccines, iBio's technology is highly adaptable to other influenza strains, other infectious diseases, as well as cancer.

The iBioLaunch platform, the enabling technology for the GreenVax Project, was developed by the Fraunhofer USA Center for Molecular Biotechnology. The technology has been successfully applied to a wide range of vaccine and therapeutic targets, and in addition to the investments made by iBio, has attracted funding from the U.S. government and the Bill & Melinda Gates Foundation.

"The iBioLaunch technology with its rapid response capability provides a valuable alternative to traditional vaccine production systems," said Dr. Vidadi Yusibov, Executive Director of the Fraunhofer USA Center for Molecular Biotechnology. "The GreenVax Project is a significant step towards practical implementation of the iBioLaunch technology."

"This is a landmark new technology that could dramatically increase the nation's capability to produce vaccines for infectious diseases, including influenza," said Dr. Brett Giroir, vice chancellor for research of the Texas A&M University System. Texas A&M is a member of the GreenVax consortium.

"The flexibility of the plant-based system, combined with its low cost and ability to massively scale, may provide vaccine protection not only to citizens of the United States, but also to many parts of the world that cannot currently afford vaccines," said Dr. Barry Holtz, President of G-Con.

"We expect vaccines against influenza, including seasonal influenza, to be among the earliest applications of the iBioLaunch technology," said Robert Kay, Chairman and Chief Executive Officer of iBio. "In the new GreenVax facility, G-Con's modular production technology should significantly enhance the economy, speed and flexibility advantages of our system for application to a broad range of biologic products."

Research and development for the GreenVax Project will occur on a secure, 21-acre site on the campus of the Texas A&M Health Science Center in Bryan, Texas. There will be a custom-designed, 145,000-square-foot bio-production facility that is being constructed by G-Con. The facility has been optimized to achieve the goals of this project, yet remains expandable as required without interruption of core operations. The projected final scale capacity of the facility is 100 million doses per month. Although there are currently no approved plant-based flu vaccines, a clinical development program for influenza vaccines produced with the iBioLaunch platform is underway.

About iBio, Inc.

iBio, Inc. is a biopharmaceutical company commercializing its proprietary technology, the iBioLaunch(TM) platform, for the production of biologics including vaccines and therapeutic proteins. The iBioLaunch platform uses transient gene expression in green plants for superior efficiency in protein production. Advantages include significantly lower capital and process costs, and the technology is ideally suited to infectious disease applications where speed, scalability and surge capacity are important. iBio's strategy is to utilize its technology for development and manufacture of its own product candidates and work with both corporate and government clients to reduce their costs during product development and meet their needs for low cost, high quality biologics manufacturing systems. iBio owns technology developed at the Fraunhofer USA Center for Molecular Biotechnology, and continues to sponsor development and refinement of the technology for broad applications in human healthcare. Further information is available at www.ibioinc.com. An iBio corporate video is available atwww.client.dssimon.com/fe/ibio_webisode.wmv

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

Statements included in this release related to iBio, Inc. may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects. Further information on potential risk factors that could affect the Company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.

SOURCE: iBio, Inc.

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